Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES AGREEMENT TO ACQUIRE EATON TOWERS HOLDING LIMITED

Boston, Massachusetts – May 30, 2019 – American Tower Corporation (NYSE: AMT) today announced that it has entered into a definitive agreement to acquire Eaton Towers Holding Limited (“Eaton Towers”), which owns and operates approximately 5,500 communications sites across five African markets. As a result of the transaction, the Company also expects to accelerate new build activity across the region due to expanded relationships with multiple key tenants. The total consideration for the transaction, including the Company’s assumption of existing Eaton Towers debt, is approximately $1.85 billion, subject to customary closing adjustments.

Jim Taiclet, American Tower’s Chief Executive Officer stated, “This transaction will significantly augment our existing footprint in Africa and positions ATC to take even better advantage of the growth opportunity in the region as 4G mobile data technology is deployed to serve millions of Africans over the coming years.”

The assets are expected to generate approximately $260 million in property revenue and approximately $165 million in gross margin, at current exchange rates, in their first full year in American Tower’s portfolio. The transaction is anticipated to be immediately accretive to Consolidated AFFO per Share and is expected to close by the end of 2019, subject to customary closing conditions and regulatory approvals.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 170,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements
This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, expected financial projections for the portfolio and the impact on our consolidated results and the expected consideration for the transaction described above. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2018 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Consolidated AFFO is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended March 31, 2019 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.” Additionally, Consolidated AFFO per Share is a non-GAAP measure, and is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding.
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